UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                           Persistence Software, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   715329 10 8
                                 (CUSIP Number)


                                November 27, 2002
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                                 [ ]   Rule 13d-1(b)
                                 [x]   Rule 13d-1(c)
                                 [ ]   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 715329 10 8

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         Needham Capital Management, L.L.C.
         13-3982690

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a)     [ ]

                                                                  (b)     [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


                  NUMBER OF            5        SOLE VOTING POWER
                    SHARES                      4,211,090
                 BENEFICIALLY
                   OWNED BY            6        SHARED VOTING POWER
                     EACH                       None
                  REPORTING
                 PERSON WITH           7        SOLE DISPOSITIVE POWER
                                                4,211,090

                                       8        SHARED DISPOSITIVE POWER
                                                None

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,211,090 shares of common stock of the Issuer ("Shares") (includes:
         (i) 2,891,761 Shares beneficially owned by Needham Capital Partners III, L.P. and 296,949 Shares beneficially owned by Needham Capital Partners IIIA, L.P.; and (ii) immediately exercisable warrants to purchase 927,171 Shares beneficially owned by Needham Capital Partners III, L.P. and 95,209 Shares beneficially owned by Needham Capital Partners IIIA, L.P. which Needham Capital Management, L.L.C. may be deemed to beneficially own by virtue of its position as general partner of each of the above private limited partnerships)

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.4% (assumes full exercise of warrants discussed in Item 9 above).

12       TYPE OF REPORTING PERSON

         OO

CUSIP NO. 715329 10 8

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         George A. Needham

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a)     [ ]

                                                                  (b)     [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA


                  NUMBER OF            5        SOLE VOTING POWER
                    SHARES                      None
                 BENEFICIALLY
                   OWNED BY            6        SHARED VOTING POWER
                     EACH                       5,013,822
                  REPORTING
                 PERSON WITH           7        SOLE DISPOSITIVE POWER
                                                None

                                       8        SHARED DISPOSITIVE POWER
                                                5,013,822

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,013,822 shares of common stock of the Issuer ("Shares") (includes:
         (i) 2,891,761 Shares beneficially owned by Needham Capital Partners III, L.P., 296,949 Shares beneficially owned by Needham Capital Partners IIIA, L.P., 569,982 Shares beneficially owned by Needham Capital Partners III (Bermuda), L.P. and 50,000 Shares beneficially owned by Needham Contrarian Fund, L.P.; and (ii) immediately exercisable warrants to purchase 927,171 Shares beneficially owned by Needham Capital Partners III, L.P., 95,209 Shares beneficially owned by Needham Capital Partners IIIA, L.P. and 182,750 Shares beneficially owned by Needham Capital Partners III (Bermuda), L.P. which Mr. Needham may be deemed to beneficially own by virtue of his position as Manager of Needham Capital Management, L.L.C., Manager of Needham Capital Management (Bermuda) L.L.C. and Managing General Partner of Needham Management Partners, L.P., the general partner of Needham Contrarian Fund, L.P.)

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         17.2% (assumes full exercise of warrants discussed in Item 9 above).

12       TYPE OF REPORTING PERSON

         IN

CUSIP NO. 715329 10 8

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         John C. Michaelson

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a)     [ ]

                                                                  (b)     [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA


                  NUMBER OF            5        SOLE VOTING POWER
                    SHARES                      None
                 BENEFICIALLY
                   OWNED BY            6        SHARED VOTING POWER
                     EACH                       4,963,822
                  REPORTING
                 PERSON WITH           7        SOLE DISPOSITIVE POWER
                                                None

                                       8        SHARED DISPOSITIVE POWER
                                                4,963,822

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,963,822 shares of common stock of the Issuer ("Shares") (includes:
         (i) 2,891,761 Shares beneficially owned by Needham Capital Partners III, L.P., 296,949 Shares beneficially owned by Needham Capital Partners IIIA, L.P. and 569,982 Shares beneficially owned by Needham Capital Partners III (Bermuda), L.P.; and (ii) immediately exercisable warrants to purchase 927,171 Shares beneficially owned by Needham Capital Partners III, L.P., 95,209 Shares beneficially owned by Needham Capital Partners IIIA, L.P. and 182,750 Shares beneficially owned by Needham Capital Partners III (Bermuda), L.P. which Mr. Michaelson may be deemed to beneficially own by virtue of his position as Manager of Needham Capital Management, L.L.C. and Manager of Needham Capital Management (Bermuda) L.L.C.)

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         17.0% (assumes full exercise of warrants discussed in Item 9 above).

12       TYPE OF REPORTING PERSON

         IN

CUSIP NO. 715329 10 8

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         John J. Prior, Jr.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a)     [ ]

                                                                  (b)     [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA


                  NUMBER OF            5        SOLE VOTING POWER
                    SHARES                      None
                 BENEFICIALLY
                   OWNED BY            6        SHARED VOTING POWER
                     EACH                       4,963,822
                  REPORTING
                 PERSON WITH           7        SOLE DISPOSITIVE POWER
                                                None

                                       8        SHARED DISPOSITIVE POWER
                                                4,963,822

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,963,822 shares of common stock of the Issuer ("Shares") (includes:
         (i) 2,891,761 Shares beneficially owned by Needham Capital Partners III, L.P., 296,949 Shares beneficially owned by Needham Capital Partners IIIA, L.P. and 569,982 Shares beneficially owned by Needham Capital Partners III (Bermuda), L.P.; and (ii) immediately exercisable warrants to purchase 927,171 Shares beneficially owned by Needham Capital Partners III, L.P., 95,209 Shares beneficially owned by Needham Capital Partners IIIA, L.P. and 182,750 Shares beneficially owned by Needham Capital Partners III (Bermuda), L.P. which Mr. Prior may be deemed to beneficially own by virtue of his position as Manager of Needham Capital Management, L.L.C. and Manager of Needham Capital Management (Bermuda) L.L.C.)

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         17.0% (assumes full exercise of warrants discussed in Item 9 above).

12       TYPE OF REPORTING PERSON

         IN

CUSIP NO. 715329 10 8

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         Thomas P. Shanahan

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a)     [ ]

                                                                  (b)     [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA


                  NUMBER OF            5        SOLE VOTING POWER
                    SHARES                      None
                 BENEFICIALLY
                   OWNED BY            6        SHARED VOTING POWER
                     EACH                       4,963,822
                  REPORTING
                 PERSON WITH           7        SOLE DISPOSITIVE POWER
                                                None

                                       8        SHARED DISPOSITIVE POWER
                                                4,963,822

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,963,822 shares of common stock of the Issuer ("Shares") (includes:
         (i) 2,891,761 Shares beneficially owned by Needham Capital Partners III, L.P., 296,949 Shares beneficially owned by Needham Capital Partners IIIA, L.P. and 569,982 Shares beneficially owned by Needham Capital Partners III (Bermuda), L.P.; and (ii) immediately exercisable warrants to purchase 927,171 Shares beneficially owned by Needham Capital Partners III, L.P., 95,209 Shares beneficially owned by Needham Capital Partners IIIA, L.P. and 182,750 Shares beneficially owned by Needham Capital Partners III (Bermuda), L.P. which Mr. Shanahan may be deemed to beneficially own by virtue of his position as Manager of Needham Capital Management, L.L.C. and Manager of Needham Capital Management (Bermuda) L.L.C.)

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         17.0% (assumes full exercise of warrants discussed in Item 9 above).

12       TYPE OF REPORTING PERSON

         IN

Item 1(a)         NAME OF ISSUER:

                  Persistence Software, Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1720 South Amphlett Blvd., Third Floor
                  San Mateo, CA 94402

Item 2(a)         NAME OF PERSON FILING:

                  This Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                           i)       Needham Capital Management, L.L.C.; and

                           ii) George A. Needham, in his capacity as Manager of Needham Capital Management, L.L.C., Manager of Needham Capital Management (Bermuda) L.L.C. and Managing General Partner of Needham Management Partners, L.P.

                           iii) John C. Michaelson, in his capacity as Manager of Needham Capital Management, L.L.C. and Manager of Needham Capital Management (Bermuda) L.L.C.

                           iv) John J. Prior, Jr. in his capacity as Manager of Needham Capital Management, L.L.C. and Manager of Needham Capital Management (Bermuda) L.L.C.

                           v) Thomas P. Shanahan, in his capacity as Manager of Needham Capital Management, L.L.C. and Manager of Needham Capital Management (Bermuda) L.L.C.

Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           i)       445 Park Avenue New York,
                                    New York 10022

                           ii)      445 Park Avenue New York,
                                    New York 10022

                           iii)     445 Park Avenue New York,
                                    New York 10022

                           iv)      445 Park Avenue New York,
                                    New York 10022

                           v)       445 Park Avenue New York,
                                    New York 10022

Item 2(c)         CITIZENSHIP:

                  See Item 4 of the cover pages attached hereto.

Item 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

Item 2(e)         CUSIP NUMBER:

                  715329 10 8

Item 3            Not Applicable

Item 4            OWNERSHIP:

                  (a) Amount beneficially owned and (b) Percent of Class:

                  See Items 5 through 11 of the cover pages attached hereto.

                  This Schedule 13G shall not be construed as an admission that any Reporting Person, either for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Act") or for other purposes, is the beneficial owner of any securities covered by this statement.

                  (c)  See Items 5 through 8 of the cover pages attached hereto.

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 5, 2002

                                           NEEDHAM CAPITAL MANAGEMENT, L.L.C.

                                           By: /s/ Glen W. Albanese
                                               ---------------------------------
                                               Glen W. Albanese
                                               Chief Financial Officer

                                           GEORGE A. NEEDHAM

                                           By: /s/ George A. Needham
                                               ---------------------------------
                                               George A. Needham

                                           JOHN C. MICHAELSON

                                           By: /s/ John C. Michaelson
                                               ---------------------------------
                                               John C. Michaelson

                                           JOHN J. PRIOR, JR.

                                           By: /s/ John J. Prior, Jr.
                                               ---------------------------------
                                               John J. Prior, Jr.

                                           THOMAS P. SHANAHAN

                                           By: /s/ Thomas P. Shanahan
                                               ---------------------------------
                                               Thomas P. Shanahan

                                                                       Exhibit A


                            JOINT REPORTING AGREEMENT

     The undersigned, Needham Capital Management, L.L.C. and John C. Michaelson, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


December 5, 2002

                                           NEEDHAM CAPITAL MANAGEMENT, L.L.C.

                                           By: /s/ Glen W. Albanese
                                               ---------------------------------
                                               Glen W. Albanese
                                               Chief Financial Officer

                                           GEORGE A. NEEDHAM

                                           By: /s/ George A. Needham
                                               ---------------------------------
                                               George A. Needham

                                           JOHN C. MICHAELSON

                                           By: /s/ John C. Michaelson
                                               ---------------------------------
                                               John C. Michaelson

                                           JOHN J. PRIOR, JR.

                                           By: /s/ John J. Prior, Jr.
                                               ---------------------------------
                                               John J. Prior, Jr.

                                           THOMAS P. SHANAHAN

                                           By: /s/ Thomas P. Shanahan
                                               ---------------------------------
                                               Thomas P. Shanahan